ADDENDUM NO. 9 TO INVESTMENT

ADVISORY AGREEMENT

THIS ADDENDUM (the “Addendum”) made as of May 3, 2024 is an addendum to the Investment Advisory Agreement (the “Agreement”) dated July 1, 2013, by and between The RBB Fund, Inc. (the “Fund”) and Boston Partners Global Investors, Inc. (the “Investment Adviser”).

WHEREAS, the Fund has appointed the Investment Adviser to act as investment adviser for each series of the Fund set forth on Schedule A to the Agreement for the compensation set forth on Schedule B to the Agreement; and

WHEREAS, the Fund has notified the Investment Adviser that it has established a new series, namely the WPG Partners Select Hedged Fund (the “Portfolio”), and that it desires to retain the Investment Adviser to act as investment adviser for the Portfolio, and the Investment Adviser has notified the Fund that it is willing to serve as investment adviser to the Portfolio as of the date of the effectiveness of the Post-Effective Amendment to the Fund’s Registration Statement on Form N-1A related to the Portfolio (the “Effective Date”).

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Schedule A to the Agreement is hereby amended and restated in its entirety, as provided on Appendix 1 attached hereto, as of the Effective Date.

2.	Schedule B to the Agreement is hereby amended and restated in its entirety, as provided on Appendix 2 attached hereto, as of the Effective Date.

3.	The Agreement shall become effective with respect to the Portfolio as of the Effective Date and, unless sooner terminated as provided in the Agreement, shall continue with respect to the Portfolio until August 16, 2025. Thereafter, if not terminated, the Agreement shall continue with respect to the Portfolio for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that this Agreement may be terminated with respect to the Portfolio by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days’ prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 60 days’ prior written notice to the Fund. The Agreement will immediately terminate in the event of its assignment.

4.	From and after the Effective Date, the term “Portfolios” as used in the Agreement shall be deemed to include the Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

5.	Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

THE RBB FUND, INC.

By:	/s/ Steven Plump
Name:	Steven Plump
Title:	President

BOSTON PARTNERS GLOBAL INVESTORS, INC.

By:	/s/ William G. Butterly, III
Name:	William G. Butterly, III
Title:	General Counsel 4/5/2024

By:	/s/ Greg Varner
Name:	Greg Varner
Title:	Chief Financial Officer 4/5/2024

APPENDIX 1

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT

LISTING OF PORTFOLIOS

Name of Portfolio

Boston Partners All-Cap Value Fund

Boston Partners Global Equity Fund

Boston Partners Long/Short Equity Fund

Boston Partners Long/Short Research Fund

Boston Partners Small Cap Value Fund II

WPG Partners Small Cap Value Diversified Fund

Boston Partners Global Long/Short Fund

Boston Partners Emerging Markets Dynamic Equity Fund

Boston Partners Emerging Markets Fund

Boston Partners Global Sustainability Fund

WPG Partners Select Small Cap Value Fund

WPG Partners Select Hedged Fund

Dated: May 3, 2024

APPENDIX 2

SCHEDULE B

TO THE

INVESTMENT ADVISORY AGREEMENT

COMPENSATION PAYABLE TO INVESTMENT ADVISER

Name of Portfolio	Annual Management Fee
Boston Partners All-Cap Value Fund	0.70%
Boston Partners Global Equity Fund	0.90%
Boston Partners Long/Short Equity Fund	2.25%
Boston Partners Long/Short Research Fund	1.25%
Boston Partners Small Cap Value Fund II	0.85%
WPG Partners Small Cap Value Diversified Fund	0.80% of the Portfolio’s average daily net assets up to $500 million and 0.75% of the Portfolio’s average daily net assets in excess of $500 million
Boston Partners Global Long/Short Fund	1.50%
Boston Partners Emerging Markets Dynamic Equity Fund	1.25%
Boston Partners Emerging Markets Fund	0.75%
Boston Partners Global Sustainability Fund	0.80%
WPG Partners Select Small Cap Value Fund	0.90%
WPG Partners Select Hedged Fund	1.25%